QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2

FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
BJ CHICAGO, L.L.C.

        THIS AMENDMENT is made this 31st day of July, 2001 by and among the persons or entities whose names appear on Exhibit "A" to this Amendment.

Recitals

        1.    On December 20, 2000, The Jacmar Companies and Golden Resorts, Inc. entered into a Limited Liability Company Operating Agreement (the "Operating Agreement") for BJ Chicago, L.L.C., a Delaware limited liability company, in which they are Members.

        2.    The Members of BJ Chicago, L.L.C. have made and intend to make additional investments in shares of stock of Chicago Pizza, Incorporated.

        3.    The Members of BJ Chicago, L.L.C. desire to admit a new Member and to revise the allocation of profits and losses among the new group of Members.

        NOW, THEREFORE, it is agreed that the Operating Agreement is amended as follows:

FIRST: Sections 3.1 and 3.2.1 of Article 3 of the Operating Agreement are amended to read as follows:

        "3.1 Capital contributions of Members. The Members have made or will shortly make the Capital contributions set forth opposite their names on Exhibit "A" attached hereto. The additional capital will be used to pay formation expenses and to purchase additional shares of common stock of Chicago Pizza, Incorporated. Upon completion of the pending purchase of 3,200,000 shares of common stock of Chicago Pizza, Incorporated, the Company will own 6,067,858 shares of such stock (the "Shares").

        "3.2 Additional Capital Contributions by Members.

          3.2.1 Each Member shall be allocated an interest in the 6,067,858 shares of Chicago Pizza, Incorporated as set forth in Exhibit "A" (with a Member's allocable interest in the Shares referred to as an "Allocable share")."

SECOND: In all other respects, the terms and provisions of the Operating Agreement are restated and confirmed.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

THE JACMAR COMPANIES
By:	/s/ JAMES A. DAL POZZO James A. Dal Pozzo, President
GOLDEN RESORTS, INC.
By:	/s/ SHANN M. BRASSFIELD Shann M. Brassfield, President
/s/ WILLIAM H. TILLEY William H. Tilley
/s/ JAMES A. DAL POZZO James A. Dal Pozzo
JERRY G. BRASSFIELD REVOCABLE TRUST
By:	/s/ JERRY G. BRASSFIELD Jerry G. Brassfield, Trustee
SHANN M. BRASSFIELD REVOCABLE TRUST
By:	/s/ SHANN M. BRASSFIELD Shann M. Brassfield, Trustee

EXHIBIT "A"

BJ Chicago, LLC
Capitalization Schedule
As of August 1, 2001

	Jacmar	GRI	Tilley	Dal Pozzo	S.M.B. RT	J.G.B. RT	Total
Purchase of Habash Shares	$4,413,000	641,280	0	0	0	3,771,720	8,826,000
Purchase of CEO Shares	909,367	132,143	0	0	0	777,225	1,818,735
Formation expense through 6/30/01	15,000	15,000	0	0	0	0	30,000
Priviate Placement—Tranche 2	0	726,577	2,750,000	250,000	250,000	4,023,423	8,000,000

	$5,337,367	1,515,000	2,750,000	250,000	250,000	8,572,368	18,674,735

Share Acquisition

	Jacmar	GRI	Tilley	Dal Pozzo	S.M.B. RT	J.G.B. RT	Total
Purchase of Habash Shares	1,103,250	160,320	0	0	0	942,930	2,206,500
Purchase of CEO Shares	330,679	48,052	0	0	0	282,627	661,358
Priviate Placement—Tranche 2	0	290,631	1,100,000	100,000	100,000	1,609,369	3,200,000

	1,433,929	499,003	1,100,000	100,000	100,000	2,834,926	6,067,858

LLC Percentage Interest	23.63%	8.22%	18.13%	1.65%	1.65%	46.72%	100.00%

QuickLinks

  Exhibit 2